NEWS RELEASE

CONTACT CHRIS HEADLY
(540) 349-0218 or
chris.headly@tfb.bank

Fauquier Bankshares Announces Year End and Fourth Quarter 2016 Results

	Asset growth of 3.83% year-to-date

	Loan growth of $15.9 million, or 3.59%, year-to-date

	Core transaction deposit growth of $28.6 million, or 8.93%, year-to-date

	Quarterly net income of $808,000 or $0.22 per basic and diluted share

	Net income of $3.67 million or $0.98 per basic and diluted share for 2016

WARRENTON, VA, February 8, 2017 -- Fauquier Bankshares, Inc. (NASDAQ: FBSS), parent company of The Fauquier Bank ("TFB") reported net income of $3.67 million for the year ended December 31, 2016 compared with a net loss of $612,000 for the year ended December 31, 2015. Basic and diluted earnings per share for the year ended December 31, 2016 were $0.98, compared with basic and diluted loss per share of $0.16 for 2015. For the fourth quarter of 2016, net income was $808,000 compared with a net loss of $3.75 million for the fourth quarter of 2015. Basic and diluted earnings per share for the fourth quarter of 2016 were $0.22 compared with basic and diluted loss per share of $1.00 for the fourth quarter of 2015.
Marc Bogan, President and CEO, said, "In the fourth quarter and throughout 2016, we have made significant progress towards our goal of improving financial performance at our company. While the 2016 financials clearly show dramatic improvement in the comparative year over year results, our belief is we still have a long way to go to achieve our short-term objective of being a high performing community bank, and a top performer relative to our peers. We are encouraged by the advances we have experienced over the past year, and we continue to see marked improvement in our specific operating results, as well as potential improvements in the overall operating environment for community banks."
Total assets were $624.4 million at December 31, 2016 compared with $601.4 million at December 31, 2015. Net loans increased $15.9 million or 3.59% to $458.6 million at December 31, 2016 from $442.7 million on December 31, 2015. Total deposits were $546.2 million at December 31, 2016 compared with $524.3 million at December 31, 2015. Low cost transaction deposits (demand and interest checking accounts) grew $28.6 million or 8.93% to $348.8 million at December 31, 2016 from $320.2 million at December 31, 2015, now representing 63.87% of total deposits.
Return on average assets (ROAA) was 0.60% and return on average equity (ROAE) was 6.82% for the year ended December 31, 2016, compared with -0.10% and -1.09%, respectively, for 2015. For the fourth quarter of 2016, Fauquier Bankshares' return on average assets was 0.51% and return on average equity was 5.91%, compared with -2.46% and -26.90%, respectively, for the fourth quarter of 2015.
Net interest margin was 3.50% for the year ended December 31, 2016, compared with 3.62% in 2015. Net interest income remained the same at $19.73 million for the year ended December 31, 2016 when compared the same period in 2015. Net interest margin was 3.50% in the fourth quarter of 2016, compared with 3.59% for the same period in 2015. Net interest income for the fourth quarter of 2016 increased slightly to $5.08 million when compared with $5.00 million for the same period in 2015.
Nonperforming assets were $4.88 million or 0.78% of total assets at December 31, 2016, compared with $3.21 million or 0.53% as of December 31, 2015. The increase was primarily due to the addition of two loans during the fourth quarter of 2016, both of which we expect to dispose of in the first half of 2017. Included in nonperforming assets on December 31, 2016 were $3.52 million of nonperforming loans and $1.36 million of other real estate owned. The ratio of nonperforming loans to total loans at period's end was 0.76% at December 31, 2016, compared with 0.41% at December 31, 2015.
Net loan recoveries were $840,000 or 0.18% of average loans for the year ended December 31, 2016 compared with net loan charge-offs of $9.20 million or 2.04% of average loans for the same period in 2015. For the fourth quarter of 2016, net loan recoveries were $108,000 or 0.02% of average loans compared with net loan charge-offs of $8.38 million or 1.84% of average loans for the same period in 2015. Allowance for loan losses was $4.53 million or 0.98% of total loans on December 31, 2016 compared with $4.19 million or 0.94% of total loans on December 31, 2015. The allowance for loan losses coverage ratio was 1.28 times nonperforming loans on December 31, 2016 compared with 2.27 times for the same period in 2015.
Noninterest income decreased $1.11 million or 17.32% to $5.30 million for the year ended December 31, 2016 compared with $6.41 million for the same period in 2015 and decreased $280,000 or 17.95% to $1.28 million during the fourth quarter of 2016 compared with $1.56 million for the same period in 2015. The decrease resulted from a decline in Wealth Management Services division revenue and a decrease in service charges on deposit accounts. Noninterest expense for the year ended December 31, 2016 increased $740,000 or 3.67% to $20.93 million compared with $20.19 million for the same period in 2015. Noninterest expense for the fourth quarter of 2016 increased $750,000 or 16.27% to $5.36 million compared with $4.61 million for the same period in 2015.
Shareholders' equity increased to $54.5 million at December 31, 2016 compared with $52.6 million at December 31, 2015. The book value of Fauquier Bankshares' stock was $14.51 per common share as of December 31, 2016. Fauquier Bankshares' stock price closed at $16.37 per share on February 7, 2017.
At December 31, 2016, the Bank's common equity tier 1 capital ratio and tier 1 risk-based capital ratio were 12.22%. The Bank's total risk-based ratio and leverage ratio were 13.17% and 9.23%, respectively, at December 31, 2016. The Bank exceeds all fully phased-in capital requirements of Basel III, effective January 1, 2019, at December 31, 2016.
Fauquier Bankshares, through its operating subsidiary, The Fauquier Bank, is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, mobile banking with mobile deposit, commercial, retail, insurance, wealth management, and financial planning services through eleven banking offices throughout Fauquier and Prince William Counties in Virginia. Additional information is available at www.tfb.bank or by calling Investor Relations at (800) 638-3798.
This news release may contain "forward-looking statements" as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

SOURCE:  Fauquier Bankshares, Inc.  (FBSS)

 FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)	For the Twelve Month Period Ended,
	Dec. 31, 2016	Dec. 31, 2015
EARNINGS STATEMENT DATA:
Interest income	$21,574	$21,694
Interest expense	1,843	1,962
Net interest income	19,731	19,732
Provision for (recovery of) loan losses	(508)	8,000
Net interest income after
provision for loan losses	20,239	11,732
Noninterest income	5,296	6,414
Securities gains	1	4
Noninterest expense	20,925	20,186
Income (loss) before income taxes	4,611	(2,036)
Income taxes	937	(1,424)
Net income (loss)	$3,674	$(612)

PER SHARE DATA:
Net income (loss) per share, basic	$0.98	$(0.16)
Net income (loss) per share, diluted	$0.98	$(0.16)
Cash dividends	$0.48	$0.48
Average basic shares outstanding	3,753,757	3,742,725
Average diluted shares outstanding	3,763,929	3,742,725

PERFORMANCE RATIOS:
Net interest margin(1)	3.50%	3.62%
Return on average assets	0.60%	(0.10%)
Return on average equity	6.82%	(1.09%)
Efficiency ratio(2)	82.36%	75.50%

Net loan charge-offs (recoveries)	$(840)	$9,198
Net loan charge-offs (recoveries) to average loans	(0.18%)	2.04%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except per share data)	Dec. 31, 2016	Sep. 30, 2016	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015

EARNINGS STATEMENT DATA:
Interest income	$5,569	$5,423	$5,325	$5,257	$5,436
Interest expense	489	458	456	440	438
Net interest income	5,080	4,965	4,869	4,817	4,998
Provision for (recovery of) loan losses	-	425	(1,133)	200	7,800
Net interest income (loss) after provision for (recovery of) loan losses	5,080	4,540	6,002	4,617	(2,802)
Noninterest income	1,283	1,290	1,337	1,386	1,562
Securities gains	-	1	-	-	1
Noninterest expense	5,357	5,017	5,215	5,336	4,609
Income (loss) before income taxes	1,006	814	2,124	667	(5,848)
Income taxes	198	116	562	61	(2,098)
Net income (loss)	$808	$698	$1,562	$606	$(3,750)

PER SHARE DATA:
Net income (loss) per share, basic	$0.22	$0.19	$0.42	$0.16	$(1.00)
Net income (loss) per share, diluted	$0.22	$0.19	$0.42	$0.16	$(1.00)
Cash dividends	$0.12	$0.12	$0.12	$0.12	$0.12
Average basic shares outstanding	3,753,698	3,754,304	3,756,084	3,750,937	3,744,562
Average diluted shares outstanding	3,763,002	3,764,645	3,764,477	3,763,588	3,744,562
Book value at period end	$14.51	$14.46	$14.36	$14.11	$14.06
BALANCE SHEET DATA:
Total assets	$624,445	$623,877	$619,192	$603,926	$601,400
Loans, net	458,608	452,874	451,093	445,088	442,669
Investment securities	51,755	47,959	52,483	54,331	56,510
Deposits	546,157	545,402	540,391	526,129	524,294
Transaction accounts (Demand & NOW accounts)	348,819	341,135	334,123	321,787	320,169
Shareholders' equity	54,451	54,258	53,892	53,058	52,633
PERFORMANCE RATIOS:
Net interest margin(1)	3.50%	3.45%	3.48%	3.59%	3.59%
Return on average assets	0.51%	0.44%	1.02%	0.41%	(2.46%)
Return on average equity	5.91%	5.11%	11.73%	4.59%	(26.90%)
Efficiency ratio(2)	83.01%	79.03%	82.75%	84.67%	69.16%
Yield on earning assets	3.83%	3.77%	3.80%	3.91%	3.90%
Cost of interest bearing liabilities	0.43%	0.40%	0.40%	0.40%	0.40%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except for ratios)	Dec. 31, 2016	Sep. 30, 2016	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015
ASSET QUALITY RATIOS:
Nonperforming loans	$3,522	$3,219	$2,017	$1,876	$1,849
Other real estate owned	1,356	1,356	1,468	1,356	1,356
Total nonperforming assets	4,878	4,575	3,485	3,232	3,205
Restructured loans still accruing	5,305	5,349	5,419	5,459	5,495
Student loans (U. S. Government guaranteed) past due 90 or more days and still accruing	2,538	1,893	1,948	2,241	2,814
Other loans past due 90 or more days and still accruing	327	-	-	-	-
Total nonperforming and other risk assets	$13,048	$11,817	$10,852	$10,932	$11,514

Nonperforming loans to total loans, period end	0.76%	0.70%	0.44%	0.42%	0.41%
Nonperforming assets to period end total assets	0.78%	0.73%	0.56%	0.54%	0.53%
Allowance for loan losses	$4,525	$4,417	$4,601	$4,376	$4,193
Allowance for loan losses to period end loans	0.98%	0.97%	1.01%	0.97%	0.94%
Allowance for loan losses as percentage of nonperforming loans, period end	128.48%	137.25%	228.09%	233.26%	226.77%
Net loan charge-offs (recoveries) for the quarter	$(108)	$609	$(1,358)	$17	$8,382
Net loan charge-offs (recoveries) to average loans	(0.02%)	0.13%	(0.30%)	0.00%	1.84%

CAPITAL RATIOS:
Tier 1 leverage ratio (Bank only)	9.23%*	9.16%*	9.19%*	9.33%*	9.13%*
Common equity tier 1 capital ratio (Bank only)	12.22%*	12.21%*	11.89%*	11.64%*	11.64%*
Tier 1 risk-based capital ratio (Bank only)	12.22%*	12.21%*	11.89%*	11.64%*	11.64%*
Total risk-based capital ratio (Bank only)	13.17%*	13.15%*	12.86%*	12.57%*	12.53%*
Tangible equity to total assets (Consolidated Company)	8.72%	8.70%	8.70%	8.79%	8.75%

*Reflects Basel III capital requirements effective January 1, 2015. When fully phased-in on January 1, 2019, the rules will require the Bank to maintain a minimum tier 1 leverage ratio of 4.0%, a minimum common equity tier 1 capital ratio of 4.5% plus a "capital conservation buffer" of 2.5% for a total of 7.0%, a tier 1 risk-based capital ratio of 6.0% plus a "capital conservation buffer" of 2.5% for a total for 8.5%, and a total risk-based capital ratio of 8.0% plus a "capital conservation buffer" of 2.5% for a total of 10.5%.